Exhibit 10.95

Guaranty

THIS GUARANTY (this “Guaranty”) is made and entered into effective as of the 3rd day of August 2007, by Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation (“Guarantor”) for the benefit of Comerica Bank (“Lender”).

W I T N E S S E T H:

WHEREAS, FRISCO SQUARE LAND, LTD., a Texas limited partnership (“Original Borrower”) has executed and delivered to Lender:

(i)                                     that certain Amended and Restated Loan Agreement dated effective as of the 10th day of March, 2006, executed by and between Original Borrower and Lender, as amended by that certain Modification And Extension Agreement (the “SLOC Modification”) dated effective as of March 10, 2007 executed by and between Original Borrower and Lender (as so amended, the “Loan Agreement”);

(ii)                                  that certain Amended and Restated Promissory Note Eurodollar Rate-Single Payment Note (the “Term Note”) dated March 10, 2006 executed by Original Borrower, and payable to the order of Lender, in the maximum face amount of Twenty Six Million Six Hundred Sixty Four Thousand And No/100 Dollars ($26,664,000.00),

(iii)                               that certain Note (the “SLOC Note”) dated effective March 10, 2006 executed by Original Borrower, and payable to the order of Lender, as amended by the SLOC Modification, in the maximum amount of One Million Five Hundred Thousand And No/100 Dollars ($1,500,000.00) (the Term Note and SLOC Note are referred to herein collectively as the “Notes”); and

(iv)                              that certain Amended and Restated Deed of Trust, Security Agreement and Assignment of Rents (the “Deed of Trust”) dated March 10, 2006 from Borrower to Melinda A. Chausse, Trustee, for the benefit of Lender, securing the payment of the Notes, covering certain real and personal property described therein and more particularly described on Exhibit A attached hereto and made a part hereof (the “Original Mortgaged Property”), and recorded under document number 20060314000340000, Official Public Records, Collin County, Texas (the Loan Agreement, Deed of Trust and all other documents executed by Borrower and/or any other party or parties evidencing or securing or otherwise in connection with the loans evidenced by the Term Note being herein collectively called the “Loan Documents”);

WHEREAS, contemporaneously herewith, a portion of the Original Mortgaged Property has been released from the lien of the Deed of Trust and Original Borrower has conveyed the remainder of the Original Mortgaged Property (herein, the “Mortgaged Property”) to BHFS I, LLC, a Delaware limited liability company (“Borrower”), and assigned to Borrower of all of Original Borrower’s obligations under the Loan Documents; and Borrower has assumed all of the obligations of Original Borrower, as of the date of the Assumption Agreement (as defined below), under the Loan Documents, pursuant to and as modified by that certain Assumption and Modification Agreement dated August 3, 2007 executed by and among Lender, Original Borrower and Borrower (the “Assumption Agreement”);

WHEREAS, pursuant to the terms of the Assumption Agreement, the SLOC Note has been paid in full;

WHEREAS, the execution and delivery of this Guaranty by Guarantor to Lender was a condition to Lender’s consent to the conveyance of the Mortgaged Property to Borrower and the modifications of the Loan Documents set forth in the Assumption Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

As of August 3, 2007, Guarantor, for value received, unconditionally and absolutely guarantees to Lender, payment when due, whether by stated maturity, demand, acceleration or otherwise, of all existing and future indebtedness (“Indebtedness”) to Lender of Borrower but only to the extent that amounts become payable after the date hereof. Indebtedness includes without limit any and all obligations or liabilities of Borrower to Lender, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, known or unknown, originally payable to Lender or to a third party and subsequently acquired by Lender including, without limitation, late charges, loan fees or charges and overdraft indebtedness; any and all indebtedness, obligations or liabilities for which Borrower would otherwise be liable to Lender were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, or for any other reason; any and all amendments, modifications, renewals and/or extensions of any of the above; and all costs of collecting Indebtedness, including, without limit, attorneys’ fees. Any reference in this Guaranty to attorneys’ fees shall be deemed a reference to reasonable fees, charges, costs and expenses of counsel and paralegals, whether inside or outside counsel is used, and whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether attorneys’ fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise. All costs shall be payable immediately by Guarantor when incurred by Lender, without demand, and until paid shall bear interest at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law.

1.                                      LIMITED GUARANTY:  The total obligation of Guarantor under this Guaranty is LIMITED. Notwithstanding anything herein to the contrary, the liability of Guarantor for the outstanding principal of the Term Note shall not exceed $14,780,695.90 of the principal outstanding thereunder at any time; and this obligation (irrespective of the limitation above) shall include, IN ADDITION TO any limited amount of principal guaranteed, all interest and all costs incurred by Lender in collection efforts against the Borrower and/or Guarantor or otherwise incurred by Lender in any way relating to the Indebtedness, or this Guaranty, including without limit reasonable attorneys’ fees. Guarantor agrees that (a) this limitation shall not be a limitation on the amount of Borrower’s Indebtedness to Lender; (b) any payments by Guarantor shall not reduce the maximum liability of Guarantor under this Guaranty unless written notice to that effect is actually received by Lender at, or prior to, the time of the payment; and (c) the liability of Guarantor to Lender shall at all times be deemed to be the aggregate liability of Guarantor under this Guaranty and any other guaranties previously or subsequently given to the Bank by Guarantor and not expressly revoked, modified or invalidated in writing.

2.                                      NATURE OF GUARANTY:  This is a continuing guaranty of payment and not of collection and remains effective whether the Indebtedness is from time to time reduced and later increased or entirely extinguished and later reincurred. Guarantor delivers this Guaranty based solely on Guarantor’s independent investigation of (or decision not to investigate) the financial condition of Borrower and Guarantor are not relying on any information furnished by Lender. Guarantor assumes full responsibility for obtaining any further information concerning Borrower’s financial condition, the status of the Indebtedness or any other matter which Guarantor may deem necessary or appropriate now or later. Guarantor knowingly accepts the full range of risk encompassed in this Guaranty, which risk includes, without limit, the possibility that Borrower may incur Indebtedness to Lender after the financial condition of Borrower, or Borrower’s ability to pay debts as they mature, has deteriorated.

3.                                      APPLICATION OF PAYMENTS:  Guarantor authorizes Lender, either before or after termination of this Guaranty, without notice to or demand on Guarantor and without affecting any of Guarantor’s liability under this Guaranty, from time to time to: (a) apply any security and direct the order or manner of sale; and (b) apply payments received by Lender from Borrower to any indebtedness of Borrower to Lender, in such order as Lender shall determine in its sole discretion, whether or not this indebtedness is covered by this Guaranty, and Guarantor waives any provision of law regarding application of payments which specifies otherwise. Guarantor agrees to provide to Lender copies of Guarantor’s financial statements upon request.

4.                                      SECURITY:  Guarantor pledges, assigns and grants to Lender a security interest in and lien upon and the right of setoff as to any and all property of Guarantor now or later in the possession of Lender. Guarantor further assigns to Lender as collateral for the obligations of Guarantor under this Guaranty all claims of any nature that Guarantor now or later has (have) against Borrower (other than any claim under a deed of trust or mortgage covering California real property) with full right on the part of Lender, in its own name or in the name of Guarantor, to collect and enforce these claims. Guarantor agrees that no security now or later held by Lender for the payment of any Indebtedness, whether from Borrower, any guarantor, or otherwise, and whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, shall affect in any manner the unconditional obligation of Guarantor under this Guaranty, and Lender, in its sole discretion, without notice to Guarantor, may release, exchange, enforce and otherwise deal with any security without affecting in any manner the unconditional obligation of Guarantor under this Guaranty. Guarantor acknowledges and agrees that Lender has no obligation to acquire or perfect any lien on or security interest in any asset(s), whether realty or personalty, to secure payment of the Indebtedness, and Guarantor is not relying upon any asset(s) in which Lender has or may have a lien or security interest for payment of the Indebtedness.

5.                                      OTHER GUARANTORS:  If any Indebtedness is guaranteed by two or more guarantors, the obligation of Guarantor shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced at the option of Lender against each severally, any two or more jointly, or some severally and some jointly. Lender, in its sole discretion, may release any one or more of the guarantors for any consideration which it deems adequate, and may fail or elect not to prove a claim against the estate of any bankrupt, insolvent, incompetent or deceased guarantor; and after that, without notice to any guarantor, Lender may extend or renew any or all

Indebtedness and may permit Borrower to incur additional Indebtedness, without affecting in any manner the unconditional obligation of the remaining guarantors. Guarantor acknowledges that the effectiveness of this Guaranty is not conditioned on any or all of the Indebtedness being guaranteed by anyone else.

6.                                      TERMINATION:  Any of Guarantor may terminate their obligation under this Guaranty as to future Indebtedness (except as provided below) by (and only by) delivering written notice of termination to an officer of Lender and receiving from an officer of Lender written acknowledgement of delivery; provided, however, the termination shall not be effective until the opening of business on the fifth (5th) day (“effective date”) following written acknowledgement of delivery. Any termination shall not affect in any way the unconditional obligations of the remaining guarantors, whether or not the termination is known to the remaining guarantors. Any termination shall not affect in any way the unconditional obligations of the terminating guarantor as to any Indebtedness existing at the effective date of termination or any Indebtedness created after that pursuant to any commitment or agreement of Lender or pursuant to any Borrower loan with Lender existing at the effective date of termination (whether advances or readvances by Lender after the effective date of termination are optional or obligatory), or any modifications, extensions or renewals of any of this Indebtedness, whether in whole or in part, and as to all of this Indebtedness and modifications, extensions or renewals of it, this Guaranty shall continue effective until the same shall have been fully paid. Lender has no duty to give notice of termination by any guarantor to any remaining guarantors. Guarantor shall indemnify Lender against all claims, damages, costs and expenses, INCLUDING ANY CLAIMS, DAMAGES, COSTS AND EXPENSES RESULTING FROM LENDER’S OWN NEGLIGENCE, except and to the extent (but only to the extent) caused by Lender’s gross negligence or willful misconduct, including, without limit, attorneys’ fees, incurred by Lender in connection with any suit, claim or action against Lender arising out of any modification or termination of a Borrower loan or any refusal by Lender to extend additional credit in connection with the termination of this Guaranty.

7.                                      REINSTATEMENT:  Notwithstanding any prior revocation, termination, surrender or discharge of this Guaranty (or of any lien, pledge or security interest securing this Guaranty) in whole or in part, the effectiveness of this Guaranty, and of all liens, pledges and security interests securing this Guaranty, shall automatically continue or be reinstated in the event that any payment received or credit given by Lender in respect of the Indebtedness is returned, disgorged or rescinded under any applicable state or federal law, including, without limitation, laws pertaining to bankruptcy or insolvency, in which case this Guaranty, and all liens, pledges and security interests securing this Guaranty, shall be enforceable against Guarantor as if the returned, disgorged or rescinded payment or credit had not been received or given by Lender, and whether or not Lender relied upon this payment or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Guaranty and the liens, pledges and security interests securing it, Guarantor agrees upon demand by Lender, to execute and deliver to Lender those documents which Lender determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Guarantor to do so shall not affect in any way the reinstatement or continuation. If Guarantor does not execute and deliver to Lender upon demand such documents, Lender and each Lender officer is irrevocably appointed (which appointment is coupled with an interest) the true and lawful attorney of Guarantor (with full power of substitution) to execute and deliver such documents in the name and on behalf of Guarantor.

8.                                      WAIVERS:  Guarantor, to the extent not expressly prohibited by applicable law, waives any right to require Lender to: (a) proceed against any person or property; (b) give notice of the terms, time and place of any public or private sale of personal property security held from Borrower or any other person, or otherwise comply with the provisions of Sections  9-611 or 9-621 of the Texas or other applicable Uniform Commercial Code, as the same may be amended, revised or replaced from time to time; or (c) pursue any other remedy in Lender’s power. Guarantor waives notice of acceptance of this Guaranty and presentment, demand, protest, notice of protest, dishonor, notice of dishonor, notice of default, notice of intent to accelerate or demand payment or notice of acceleration of any Indebtedness, any and all other notices to which Guarantor might otherwise be entitled, and diligence in collecting any Indebtedness, and all rights of a guarantor under Rule 31, Texas Rules of Civil Procedure, Chapter 34 of the Texas Business and Commerce Code, or Section 17.001 of the Texas Civil Practice and Remedies Code, and agree that Lender may, once or any number of times, modify the terms of any Indebtedness, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all Indebtedness, or permit Borrower to incur additional Indebtedness, all without notice to Guarantor and without affecting in any manner the unconditional obligation of Guarantor under this Guaranty.

Guarantor unconditionally and irrevocably waives each and every defense and setoff of any nature which, under principles of guaranty or otherwise, would operate to impair or diminish in any way the obligation of Guarantor under this Guaranty, and acknowledge that each such waiver is by this reference incorporated into each security agreement, collateral assignment, pledge and/or other document from Guarantor now or later securing this Guaranty and/or the Indebtedness, and acknowledge that as of the date of this Guaranty no such defense or setoff exists.

9.                                      WAIVER OF SUBROGATION:  Guarantor waives any and all rights (whether by subrogation, indemnity, reimbursement, or otherwise) to recover from Borrower any amounts paid by Guarantor pursuant to this Guaranty until the Indebtedness has been paid in full.

10.                               SALE/ASSIGNMENT:  Guarantor acknowledges that Lender has the right to sell, assign, transfer, negotiate, or grant participations in all or any part of the Indebtedness and any related obligations, including, without limit, this Guaranty, without notice to Guarantor and that Lender may disclose any documents and information which Lender now has or later acquires relating to Guarantor or to Borrower or the Indebtedness in connection with such sale, assignment, transfer, negotiation, or grant. Guarantor agrees that Lender may provide information relating to this Guaranty or relating to Guarantor to Lender’s parent, affiliates, subsidiaries and service providers.

11.                               GENERAL:  This Guaranty constitutes the entire agreement of Guarantor and Lender with respect to the subject matter of this Guaranty. No waiver, consent, modification or change of the terms of this Guaranty shall bind any of Guarantor or Lender unless in writing and signed by the waiving party or an authorized officer of the waiving party, and then this waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given. This Guaranty shall inure to the benefit of Lender and its successors and assigns and shall be binding on Guarantor and Guarantor’s successors and assigns including, without limit, any debtor in possession or trustee in bankruptcy for any of Guarantor. Guarantor has knowingly and voluntarily entered into this Guaranty in good faith for the purpose of inducing Lender to extend credit or make other financial accommodations to Borrower. If any provision of this Guaranty is unenforceable in whole or in part for any reason, the remaining provisions shall continue to be effective. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

12.                               HEADINGS:  Headings in this Guaranty are included for the convenience of reference only and shall not constitute a part of this Guaranty for any purpose.

13.                               COVENANTS OF GUARANTOR:

(a)                                  The following terms shall have the meanings set forth below:

“Debt” shall mean, as of any applicable date of determination thereof, all items of indebtedness, obligation or liability of Guarantor whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

“Debt-to-Asset Ratio” shall mean, in respect of Guarantor and as of any applicable date of determination thereof, the ratio of (i) the Debt of Guarantor at such time to (ii) the net book value of all assets of Guarantor after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) at such time.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Net Worth” shall mean, with respect to Guarantor, and as to any applicable date of determination, the excess of (i) the net book value of all assets of Guarantor after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (ii) all Debt of Guarantor at such time.

(b)                                 Until all Indebtedness is fully and finally paid and discharged and all agreements and obligations, if any, of Lender to extend credit or make other financial accommodations to Borrower are terminated (including, without limitation, any credit facility made available by Lender to Borrower even if loans or advances thereunder shall be optional or non-obligatory), Guarantor covenants and agrees that Guarantor (i) shall maintain a Net Worth at all times of no less than Fifty Million Dollars ($50,000,000); and (ii) shall maintain a Debt-to-Asset Ratio at all times of not more than 0.65:1.

14.                               COUNTERPARTS. This Guaranty may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

15.                               JURY TRIAL WAIVER:  GUARANTOR AND LENDER, BY ACCEPTANCE OF THIS GUARANTY, ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS GUARANTY OR THE INDEBTEDNESS.

16.                               THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, Guarantor has signed and delivered this Guaranty the day and year first written above.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.
a Maryland corporation

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development
& Legal and Secretary

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on August 2, 2007 by Gerald J. Reihsen, III, the Executive Vice President – Corporate Development & Legal and Secretary BEHRINGER HARVARD OPPORTUNITY REIT I, INC., a Maryland corporation, on behalf of said corporation.

/s/ Catherine E. Mea
Notary Public, State of Texas

My Commission Expires:	7/26/08

Printed Name of Notary:	Catherine E. Mea